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                                  EXHIBIT 23.3

                  Consent of Cherry, Bekaert & Holland, L.L.P.


         We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Black Diamond Savings Bank, FNB Incentive Stock Option Plan and the Omnibus Equity Compensation Plan of FNB Financial Services Corporation of our report dated February 10, 1998, on the consolidated statements of income, changes in shareholder's equity and cash flows for the year ended December 31, 1997 of FNB Financial Services Corporation and Subsidiary, which report appears in the December 31, 1999 annual report on Form 10-K of FNB Financial Services Corporation.


/s/ Cherry, Bekaert & Holland, L.L.P.

Cherry, Bekaert & Holland, L.L.P.
Greensboro, North Carolina
July 28, 2000

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